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As filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICA FIRST APARTMENT INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	47-0858301 (I.R.S. Employer Identification Number)

1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
(402) 444-1630
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John H. Cassidy
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
(402) 444-1630
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Steven P. Amen, Esq.
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102
Tel: (402) 346-6000
Fax: (402) 346-1148

        Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement as the registrant shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, par value $.01 per share(2)

Preferred stock, par value $.01 per share(3)

Total	$200,000,000	$25,340(4)

(1)
In no event will the maximum aggregate offering price of all securities issued pursuant to this registration statement exceed $200,000,000.
(2)
Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of common stock as may be sold from time to time by the registrant. There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion of the shares of preferred stock registered hereby.
(3)
Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by the registrant.
(4)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject To Completion
Preliminary Prospectus, Dated June 17, 2004

PROSPECTUS

$200,000,000

AMERICA FIRST APARTMENT INVESTORS, INC.

Common Stock and Preferred Stock

        Through this prospectus, we may offer, from time to time, shares of:

  •
  our common stock;

  •
  our preferred stock; or

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  a combination of the foregoing.

        We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

        This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

        Our common stock is listed on the Nasdaq Stock Market under the symbol "APRO."

        To ensure we qualify as a REIT, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our board of directors waives this limitation.

        See "Risk Factors" beginning on page 8 of this prospectus for a description of risks that should be considered by purchasers of these securities.

        We may offer these securities in amounts, at prices and on terms to be set forth in one or more prospectus supplements. We may sell these securities to or through underwriters, dealers or agents or we may sell these securities directly to investors on our own behalf.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June    , 2004

        You should rely only on the information contained in or incorporated by reference into this prospectus and any related prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the related prospectus supplement and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). When used, statements which are not historical in nature, including those containing words such as "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, and a number of factors could affect our future operating results and financial condition, and could cause our future operating results or financial condition to differ materially from what is expressed in the forward looking statements contained in this prospectus, any prospectus supplement or any document that is incorporated by reference into this prospectus or any prospectus supplement. Many of these risks and uncertainties are discussed under "Risk Factors" in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission (or the SEC), including our annual report on Form 10-K and quarterly reports on Form 10-Q. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may offer and sell any combination of common stock and preferred stock in one or more offerings for total proceeds of up to $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We encourage you to read this prospectus and the related prospectus supplement, as well as the information which is incorporated by reference herein, in their entirety. You should carefully consider the factors set forth under "Risk Factors" in this prospectus before making an investment decision to purchase any of our securities.

        All references to "we," "us" or "our company" in this prospectus mean America First Apartment Investors, Inc.

AMERICA FIRST APARTMENT INVESTORS, INC.

General

        We are a REIT whose primary business is owning and operating multifamily apartment complexes and other residential real estate assets. As of the date of this prospectus, we own 29 multifamily apartment complexes containing 6,118 rental units and a 72,000 square foot office/warehouse facility. The apartment complexes are located in Arizona, California, Florida, Georgia, Illinois, Michigan, North Carolina, Ohio, Oklahoma, Tennessee and Virginia. The office/warehouse complex is located in Florida. We also held mortgage-backed securities with a fair market value of $35.1 million as of March 31, 2004.

        On June 3, 2004, we completed a merger with America First Real Estate Investment Partners, L.P. (the "Partnership"). As a result of this merger we acquired all of the assets and liabilities of the Partnership, including 15 multifamily apartment complexes. We issued approximately 5.4 million shares of our common stock, plus a cash payment of approximately $2.7 million, in exchange for the general and limited partnership interests in the Partnership.

Operating and Acquisition Strategies

        Our principal business strategy is to acquire and operate multifamily apartment complexes as long-term investments with the goal of generating increasing amounts of net rental income from these properties that will allow us to increase dividends paid on our common stock. In order to achieve this goal, management of these apartment properties is focused on: (i) maintaining high occupancy and increasing rental rates through effective leasing, reduced turnover rates and quality maintenance and services to maximize resident satisfaction; (ii) managing operating expenses and achieving cost reductions through operating efficiencies and economies of scale by increasing our portfolio of multifamily properties; (iii) emphasizing regular programs of repairs, maintenance and property improvements to enhance the competitive advantage and value of our properties in their respective market areas; and (iv) continuing to acquire and sell properties in a profitable manner.

        We intend to acquire additional multifamily properties that we expect to generate net rental income that exceeds the additional cost of financing these acquisitions. We will continue to primarily focus our acquisition efforts on established multifamily properties in stable markets that we believe have the potential for capital appreciation and increased revenues through more effective management and capital improvements. We also continue to seek properties that have existing tax-exempt financing in place because the lower tax-exempt interest rates paid on this type of financing can enhance our return on equity. In connection with each potential property acquisition, our management reviews a number of factors, including: (i) the location of the property; (ii) the construction quality, condition and design of the property; (iii) the current and projected cash flow generated by the property and the potential to increase cash flow through more effective management and capital improvements; (iv) the potential for capital appreciation of the property; (v) the potential for rental rate increases; (vi) the economic situation in the community in which the property is located and the potential changes thereto; (vii) the occupancy and rental rates at competing properties; and (viii) the potential for liquidity through financing or refinancing of the property or the ultimate sale of the property. We also consider investments in apartment complexes that will benefit from significant capital improvements such as replacing building exteriors and roofs, kitchen and bathroom renovations, new appliances, additional parking and garages, landscaping and enhancing property amenities. There are no limitations on the percentage of our assets which may be invested in any one property or on the number of properties that we own within any particular geographic market. While we currently own one office/warehouse facility, we do not expect to acquire any additional properties of this type.

        We may sell real estate assets from time to time and, in general, we expect to reinvest the net proceeds we receive from the sale of properties rather than to distribute the net sale proceeds as dividends to stockholders. We may sell properties in order to redeploy assets from markets which are overbuilt or declining economically into markets which provide better opportunities for growth in rental income and capital appreciation. In addition, we may sell a property that is inconsistent with the nature of our overall property portfolio and reinvest the net sale proceeds in new properties.

        Our multifamily apartment complexes, and any additional multifamily apartment complexes that we may acquire in the future, will compete with a substantial number of other rental residential properties, including other multifamily apartment complexes, in the cities in which they are located. Our multifamily apartment properties also compete for tenants with single-family housing. Our principal method of competing is to offer competitive rental rates. We also compete by emphasizing quality customer service, maintenance and property amenities. In addition to competing for tenants for our multifamily apartment complexes, we compete with other companies, including other REITs, for the acquisition of additional apartment complexes.

        We also invest in mortgage-backed securities issued or guaranteed as to the payment of principal or interest by an agency of the U.S. government or a federally-chartered corporation such as the Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") that are secured by pools of first mortgage loans on single-family residences ("Agency Securities"), mezzanine financings and other residential real estate investments that complement our investments in apartment complexes. The overall mix of these various types of investments will vary from time to time as we seek to take advantage of opportunities in the real estate industry. In general, however, we anticipate that at least 80% of our equity capital not held in cash reserves will be invested in multifamily apartment properties.

        Agency Securities generate net income for distribution to our stockholders from the spread between the interest earned on these investments and the cost of financing these investments. In addition, investments in Agency Securities allow us to quickly invest the proceeds from the sale of additional shares of our capital stock or from the sale of any of our real property investments at potentially higher returns than traditional money market investments. We expect to primarily invest in Agency Securities that have an adjustable interest rate or hybrid Agency Securities that have a fixed interest rate for an initial period of time (typically one to three years) and then convert to a one-year adjustable rate for the remaining loan term. In general, the Agency Securities we acquire are indexed to the one-year constant maturity treasury rate. Some adjustable rate Agency Securities are indexed to the London Interbank Offered Rate ("LIBOR") or the 11th District Cost of Funds Index. Adjustable rate Agency Securities are generally subject to a limitation on the amount of the interim interest rate change, which is usually 100 to 200 basis points (i.e. one basis point is equal to 1/100 of 1%) per annum. Adjustable rate Agency Securities also have lifetime caps on interest rate changes from the initial interest rate, which typically do not exceed 600 basis points from the initial interest rate. All Agency Securities that we acquire will be obtained in the secondary market.

        Mezzanine-level financing provided to developers of residential real estate may take a variety of forms including subordinated mortgage loans and preferred equity investments. These mezzanine level investments will generally be structured to provide us with a minimum return by way of a fixed base rate of interest or preferred dividend as well as the opportunity to participate in the excess cash flow and sale proceeds of the underlying apartment property through the payment of participating interest and additional dividends. In general, there is no insurance or government guarantees available with respect to these types of investments.

        We may also make equity investments in other REITs and similar real estate companies, which can include publicly traded common stocks. We may also acquire controlling and non-controlling interests in other real estate businesses such as property management companies. We may decide to invest available cash in these types of securities to increase the return on available cash given the low interest rates currently earned on cash equivalents, but must do so in compliance with REIT tax requirements and in a manner that will not subject it to registration as an investment company under the Investment Company Act of 1940.

        We may modify our investment policies from time to time without the vote of the stockholders.

Financing Strategies

        We have authority to finance the acquisition of additional real estate assets in a variety of manners, including raising additional equity capital, reinvestment of cash flow and borrowing. If we raise additional equity capital through the issuance of shares of our stock, we may issue shares of our common stock or shares of one or more classes of preferred stock. Shares of preferred stock, if any, would have rights and privileges different from common stock, which may include preferential rights to receive dividends. At this time, our Board of Directors has not authorized the issuance of any shares of preferred stock.

        If we decide to sell shares of our capital stock, we may do so in a number of different manners, including a rights offering directly to existing stockholders, an underwritten public offering or in a private placement negotiated with a small number of investors. We may also issue shares of common or preferred stock to the owners of multifamily apartment complexes that we acquire as full or partial consideration for the acquisition of these properties.

        In addition to the funds that we may raise through the issuance of additional equity capital, we will also be able to borrow money in a variety of manners in order to acquire additional real estate assets. Borrowings to acquire additional multifamily apartment properties is generally in the form of long-term taxable or tax exempt mortgage loans secured by the acquired properties. These borrowings may be made at either fixed or variable interest rates, but we intend to utilize more fixed rate debt than variable rate debt to finance multifamily apartment properties. The terms of some mortgage debt requires periodic payments of principal and interest, while other mortgage financings require only periodic payments of interest with the entire principal due at the end of the loan term. Mortgage loans on our properties will generally be made on a nonrecourse basis, which means that the lender's source of payment in the event of a default is limited to foreclosure of the underlying property securing the mortgage loan.

        The amount of debt we can incur is not limited by our Charter or otherwise. In general, however, the amount of borrowing used to acquire multifamily apartment properties is approximately 55% to 65% of the purchase price of these assets, although higher or lower levels of borrowings may be used on any single property. In addition, as a practical matter, our ability to borrow additional money will be limited if we can not issue additional capital stock in order to increase our equity. As a general matter, we do not intend to use second mortgages on our properties. However, we are not prohibited from doing so.

        Properties financed by tax exempt mortgage debt are subject to numerous restrictive covenants, including a requirement that a percentage of the apartment units in each such property be occupied by residents whose income does not exceed a percentage of the median income for the area in which the property is located. These covenants can, and often do, remain in effect until the bonds mature which may be as long as 30 or 40 years. Because of these restrictions, it is possible that the rents charged by these properties may be lowered, or rent increases foregone, in order to attract enough residents meeting the income requirements. In the event that such requirements are not met, interest on mortgage debt could become subject to federal and state income tax, which would result in either an increase in the interest rate we would have to pay or an early termination of the loan that would force us to obtain alternative financing. Alternative financing, if available, would generally be expected to be provided by taxable borrowings and, therefore, would be at higher interest rates than the original tax exempt mortgage loan on the property. If alternative financing is not available, we may be forced to sell the property or could lose the property in foreclosure.

        We may also use some of our current cash flow to partially finance the acquisition of additional multifamily apartment complexes or other investments, but we do not intend to use current cash flow as a primary method of financing these acquisitions and do not intend to reduce dividend levels in order to finance acquisitions of additional real estate investments.

        Acquisitions of Agency Securities are principally financed with repurchase agreements. Repurchase agreements take the form of a sale of a security (in this case, an Agency Security owned by us) to a counterparty at an agreed upon price in return for the counterparty's simultaneous agreement to resell the same securities back to the owner at a future date at a higher price. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a borrowing under which we pledge Agency Securities that we already own as collateral to secure a short-term loan with a counterparty. The borrowings are then used to acquire additional Agency Securities, which themselves may be used as collateral for additional borrowings under repurchase agreements. The difference between the sale and repurchase price is the cost, or interest expense, of borrowing under the repurchase agreements. The repurchase agreements may require us to pledge additional assets to the lender in the event the market value of existing pledged collateral declines below a specified percentage. The pledged collateral may fluctuate in value due to, among other things, principal repayments, market changes in interest rates and credit quality. We retain beneficial ownership of the pledged collateral, including the right to distributions, while the counterparty maintains custody of the collateral securities. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive back our pledged collateral from the lender or, may renew the repurchase agreement at the then prevailing financing rate. We currently limit total borrowings to acquire Agency Securities to not more than eight times the amount of equity capital designated for investment in Agency Securities, although we can increase this limitation with the approval of our Board of Directors.

        Repurchase agreements have maturities as short as one month. However, we expect that we will generally enter into repurchase agreements with terms of between one and 12 months. Should the counterparty to a repurchase agreement decide not to renew the agreement at maturity, we would be required to either refinance elsewhere or be in a position to retire the obligation. If, during the term of a repurchase agreement, a lender should file for bankruptcy, we might experience difficulty recovering our pledged assets and may have an unsecured claim against the lender's assets for the difference between the amount lent to us and the fair value of the security pledged as collateral by us. To reduce our exposure to this risk, we enter into repurchase agreements only with financially sound institutions and seek to diversify our exposure by entering into repurchase agreements with a number of separate lenders and limiting our maximum exposure to any single lender.

        We may use derivatives and other hedging strategies to help mitigate interest rate risks on the long-term borrowings used to finance our apartment properties and the prepayment and interest rate risks on our Agency Securities. We may use interest rate caps, interest rate swaps or other derivative instruments to achieve these goals, but the timing and amount of hedging transactions, if any, will depend on numerous market conditions, including, but not limited to, the interest rate environment, management's assessment of the future changes in interest rates and the market availability and cost of entering into such hedge transactions. In addition, management's ability to employ hedging strategies may be restricted by requirements for REIT status. Our management does not anticipate entering into derivatives for speculative or trading purposes. Any use of derivatives and contemplated derivative strategies will be addressed by our Board of Directors. It should be noted that no hedging strategy will completely insulate us against interest rate risks. In addition, there can be no assurance that any such hedging activities will have the desired impact on our results of operations or financial condition. Hedging typically involves transaction costs, which increase as the period covered by the hedge increases and which also increase during periods of rising or volatile interest rates. Such hedging costs may cause us to conclude that a particular hedging transaction is not appropriate, thereby affecting our ability to mitigate interest rate risk. We may modify our financing policies from time to time without the vote of the stockholders.

        Borrowings to make investments in asset categories other than multifamily apartments or Agency Securities will generally be between 25% and 30% of asset value.

Dividend Policy

        We declare and pay dividends on our common stock on a quarterly basis and expect to continue to do so. The amount of dividends we pay at any time will be determined by our Board of Directors in its sole discretion, and will depend on a number of factors, including the amount of cash we have available for distribution, our financial condition and capital requirements, our annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other factors as our Board of Directors deems relevant. The cash generated by our assets is subject to a number of economic conditions and uncertainties. As a result, there can be no assurance that we will be able to continue to pay dividends at levels comparable to the dividends currently paid or at any particular level.

        While we may use some of our current cash flow to partially finance acquisitions of additional multifamily apartment complexes and other investments, we do not intend to use current cash flow as a principal method of financing these acquisitions and do not intend to reduce dividend levels in order to finance acquisitions of additional assets. If we finance the acquisition of additional investments with debt and the additional assets fail to generate revenues that are sufficient to offset the costs associated with this additional borrowing, we may have to reduce dividends.

        We have not adopted a policy establishing a minimum percentage of our available cash in any period that we must pay as dividends, and we do not expect to adopt such a policy. However, as a REIT for tax purposes, we will be required to make annual distributions to stockholders equal to at least 90% of our annual REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). In the event that cash available for distribution is insufficient to meet the tax requirements for distributions, we could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distribution required to retain our tax status. You should note that our taxable income will not necessarily equal our net income calculated in accordance with accounting principles generally accepted in the United States. In addition, because taxable income is reduced by various non-cash items such as depreciation and amortization, it will be less than the amount of funds from operations we generate.

Compliance with REIT Requirements and Investment Company Act of 1940

        We have elected to be treated as a REIT for federal income tax purposes. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed under "Federal Income Tax Considerations" in this prospectus. In addition, we at all times intend to conduct our business so as to maintain our exempt status under, and not to become regulated as an investment company for purposes of, the Investment Company Act of 1940, as amended (the "Investment Company Act"). If we fail to maintain our exempt status under the Investment Company Act, we would be unable to conduct our business as described in this prospectus. See "Risk Factors—Loss of Investment Company Act exemption would adversely affect us."

External Advisor

        We are externally managed by America First Apartment Advisory Corporation (the "Advisor") which we have retained to administer our day-to-day operations, formulate and implement our investment criteria, prepare our policy guidelines, identify, evaluate, purchase, finance, operate and dispose of real estate and other assets, prepare reports, statistical and economic research regarding investments, activities and results of operations, and supervise investor relations and reporting. All these activities are conducted under the authority of our Board of Directors. The Advisor provides us with all executive and administrative personnel necessary to operate our business. The Advisor is controlled by America First Companies L.L.C. ("America First Companies"). All of the executive officers of the Advisor are also our executive officers. In addition, some of our directors and executive officers are also managers and executive officers of America First Companies.

        We pay fees to the Advisor for the services it provides to us and reimburse the Advisor for expenses it incurs on our behalf. The fees paid to the Advisor under the Advisory Agreement include:

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  an administrative fee of 0.55% per annum on the value of the apartment complexes we own and the outstanding principal balance of mezzanine financing we provide to developers of residential real estate. For purposes of this calculation, we value the current apartments complexes we own using the original investment made by our predecessor entities in these apartments complexes. The value of newly acquired apartment complexes will be fixed at the gross purchase price we pay for those properties.

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  an administrative fee of 0.25% per annum of the outstanding principal balance of all Agency Securities we hold determined as of the end of each month, plus an incentive equal to 20% of the amount by which (i)(A) the total revenues we realize from our Agency Securities during each calendar month less (B) the total interest payments made by us during such calendar month on borrowings incurred to finance the acquisition of Agency Securities exceeds (ii)(A) the average dollar amount of stockholders' equity invested in Agency Securities during such month times (B) the composite dividend yield reported by the National Association of REITs for equity REITs which invest in residential apartment properties.

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  a property acquisition fee to the Advisor equal to 1.25% of (i) the purchase price paid for additional multifamily apartment complexes that we acquire and (ii) the original principal amount of mezzanine financing we provide to developers of residential real estate. No property acquisition fee is payable with respect to the acquisition of Agency Securities.

        The Advisor has entered into a subadvisory agreement with an unaffiliated party for services with respect to the formulation and implementation of investment criteria and the identification, evaluation, purchase, financing and disposition of our portfolio of Agency Securities. The Advisor will pay all fees to, and other expenses of, the subadvisor under this agreement, and none of the costs of such subadvisory agreement will be paid by us.

        We have also retained America First Properties Management Company L.L.C. to manage each of our multifamily apartment properties and our office/warehouse facility. The property manager is wholly owned by America First Companies. The property management fees we pay to the property manager may not exceed the fees that would be charged for such management services by independent parties in the same geographic location. These fees range between 4.0% and 4.5% of gross rental revenues for apartment complexes. The management fee paid to the property management company with respect to our office/warehouse facility is $500 per month.

General Information

        We were incorporated on March 29, 2002 under Maryland law. Our principal executive offices are located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102. Our telephone number is (402) 444-1640. Our common stock is listed on the Nasdaq Stock Market under the symbol "APRO". Information about our company can be found on the internet address for America First Companies, L.L.C. at www.am1st.com. Information contained on our internet website is not, and should not be interpreted to be, part of this prospectus.

RISK FACTORS

        An investment in our securities involves a number of risks. Before making an investment decision to purchase any of our securities, you should carefully consider all of the risks described in this prospectus, as well as the other information contained in, or incorporated by reference into, this prospectus or the related prospectus supplement. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the value of our securities could decline significantly and you may lose all or part of your investment.

Our financial results are substantially dependent upon the performance of our multifamily apartment complexes.

        The performance of our multifamily apartment complexes is affected by a number of factors, many of which are beyond our control. These include general and local economic conditions, the relative supply of apartments and other homes in the market area, interest rates on single family mortgages and the effect on home buying, the need for and costs of repairs and maintenance of the properties, government regulations and the cost of complying with them, property tax rates imposed by local taxing authorities, utility rates and property insurance rates. If interest rates on single-family mortgages continue to decline, it could further increase home buying and continue to reduce the number of quality tenants available. In addition, the financing costs, operating costs and the costs of any necessary improvements and repairs to our apartment properties may exceed our expectations. As a result, the amount of cash available for distribution to our shareholders could decrease and the market price of our common stock could decline.

We are subject to risks associated with our investments in Agency Securities that differ from those involved with owning multifamily apartment properties.

        Prepayments are the primary feature of Agency Securities that distinguishes them from other types of fixed income investments and can occur when a homeowner sells or refinances his home. Prepayments usually can be expected to increase when mortgage interest rates decrease significantly and decrease when mortgage interest rates increase, although such effects are not entirely predictable. While a certain percentage of the pool of mortgage loans underlying Agency Securities are expected to prepay during a given period of time, the prepayment rate can, and often does, vary significantly from the anticipated rate of prepayment. Prepayments generally have a negative impact on our company's financial results, the effects of which depends on, among other things, the amount of unamortized premium on the securities, the reinvestment lag and the reinvestment opportunities.

        Our financing strategy for our portfolio of Agency Securities uses a leverage rate of approximately eight times equity capital and by borrowing against a substantial portion of the market value of our Agency Securities in the form of repurchase agreements. If interest income on the Agency Securities purchased with borrowed funds fails to cover the cost of the borrowings, we will experience net interest losses and may experience net losses from operations. The return earned by us on our Agency Securities may be reduced if the interest rates on the underlying mortgage loans do not adjust as quickly or as much as necessary in order to match interest rate increases that may occur on the borrowings used by our company to finance Agency Securities. In addition, fluctuations in the market value of the Agency Securities may result from changing interest rates. Accordingly, investments made by us in Agency Securities may result in lower earnings per share or losses and, as a result, could reduce the amount of cash available for distribution to stockholders.

There are risks associated with making mezzanine investments that differ from those involved with owning multifamily apartment properties.

        In general, mezzanine level financing provided by us will be subordinate to senior lenders on the financed properties. Accordingly, in the event of a default on investments of this type, senior lenders will have a first right to the proceeds from the sale of the property securing their loan and this may result in our company receiving less than all principal and interest it is owed on our mezzanine level financing. Also, since mezzanine level financings are expected to participate in the cash flow or sale proceeds from a financed property, they may carry a base interest rate different than a non-participating financing. However, there can be no assurance that an apartment complex financed with such a participating feature will generate excess cash flow or sale proceeds that will require any payments over the base return payable on the mezzanine financing. Accordingly, investments in mezzanine financings will not necessarily generate any additional earnings and may result in lower earnings or losses and, as a result, the amount of cash available for distribution to stockholders and the market price of our common stock could decline.

We are subject to the risk normally associated with debt financing.

        We finance our real estate investments with mortgage debt and this subjects us to the risk that our cash flow may not be sufficient to meet required payments of principal and interest on our debt. In addition, the terms of some of our mortgage debt do not require that the principal of our debt be repaid prior to maturity. Therefore, it is likely that we will need to refinance at least a portion of this debt as it matures if we intend to continue owning the financed properties. There is a risk that the terms of any such refinancing will not be as favorable as the existing debt. In addition, we may not be able to refinance the entire amount of the existing debt. This could happen, for example, if the collateral value of the financed real estate has declined or if lenders require a lower loan to value ratio at the time of refinancing. Our obligations to make principal debt service payments, which are not treated as deductions for federal income tax purposes, does not relieve us from the obligation of distributing at least 90% of our REIT taxable income to our stockholders. In addition, our borrowings will be secured by first mortgages on our real estate assets and security interests in our Agency Securities and other assets. This exposes us to a risk of losing our interests in the assets given as collateral for secured borrowings if we are unable to make the required principal and interest payments when due. In addition, pledged assets may not be available to stockholders in the event of the liquidation of our company to the extent that they are used to satisfy the amounts due to creditors. Our ability to pay dividends to our shareholders is subordinated to the payment of debt service on our debt and other borrowings.

Real estate financed with tax-exempt debt is subject to certain restrictions.

        We have financed a number of our multifamily apartment complexes with tax-exempt bond financing and may use additional tax-exempt debt in the future. This type of financing is designed to promote the supply of affordable rental housing and, accordingly, it subjects the financed property to certain restrictive covenants, including a requirement that a percentage of the apartment units in each property be occupied by residents whose income does not exceed a percentage of the median income for the area in which the property is located. It is possible that such covenants may cause the rents charged by these properties to be lowered, or rent increases foregone, in order to attract enough residents meeting the income requirements. In the event we do not comply with these restrictions, the interest on the bonds could become subject to federal and state income tax, which would result in either an increase in the interest rate on the bonds or an early redemption of these bonds that would force us to obtain alternative financing or sell the property financed by the bond.

Fluctuating interest rates may affect our earnings.

        Some of our mortgage debt bears interest at short-term variable rates. The short-term rate on this variable rate mortgage debt is tied to an index that is reset on a weekly basis. Increases in the short-term interest rates would increase our interest expense on these borrowings.

        Likewise, our borrowings under repurchase agreements used to finance our Agency Securities all bear interest at short-term fixed rates. An increase in market interest rates would cause the interest rates of the obligations to increase when and if they are renewed upon maturity.

        If interest rates increase, we will have to pay more interest on our debt, but would not necessarily be able to increase rental income from our multifamily apartment properties. In addition, even though the single family mortgages underlying our Agency Securities also bear interest at adjustable rates, the interest payable on our Agency Securities may not adjust upward as quickly as the interest on the repurchase agreements we use to finance the Agency Securities. This will result in a narrowing of the spread between the average interest rate we earn on Agency Securities and the average interest we pay to finance the Agency Securities. As this spread narrows, our earnings will decline. Therefore, an increase in interest rates may reduce our earnings and this may reduce the amount of funds that we have available for distribution to stockholders. This may also affect the market price of our common stock.

Our multifamily apartment properties are illiquid and their value may decrease.

        A substantial amount of our assets consist of our investments in multifamily apartment properties. These investments are relatively illiquid. The ability to sell these assets, and the price received upon sale are affected by a number of factors including the number of potential and interested buyers, the number of competing properties on the market in the area and a number of other market conditions. As a result, we may not be able to recover our entire investment in an apartment complex upon sale.

We may not be able to successfully implement our business plan.

        There can be no assurance that we will be able to successfully implement our business plan of raising capital and making additional investments in apartment complexes, Agency Securities and other residential real estate assets. Among other things, we may not be able to locate additional real estate assets that we can acquire on acceptable terms, and we may not be able to raise additional equity capital or obtain additional debt financing on terms that would be acceptable to us in order to finance the acquisition of additional real estate assets. If we raise additional equity capital, but are not able to invest it in additional apartment complexes, Agency Securities or other real estate assets that generate net income at least equivalent to the levels generated by our then existing assets, our earnings per share could decrease. In that case, the level of dividends we are able to pay may be reduced and the market price of our common may decline.

Because of competition, we may not be able to acquire investment assets.

        In acquiring our investment assets, we compete with a variety of other investors including other REITs and real estate companies, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions. Many of the entities with which we compete have greater financial and other resources than us. In addition, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. As a result, we may not be able to acquire Agency Securities or other investment assets for investment or we may have to pay more for these assets than we otherwise would.

Our use of derivatives to mitigate our interest rate risks may not be effective.

        Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our interest rate risks. No hedging strategy, however, can completely insulate us from the interest rate risks to which we are exposed. Furthermore, certain of the federal income tax requirements that we must satisfy in order to qualify as a REIT limit our ability to hedge against such risks. We will not enter into derivative transactions if we believe that they will jeopardize our status as a REIT.

We may change our policies without stockholder approval.

        Our board of directors establishes all of our fundamental operating policies, including our investment, financing and distribution policies, and any revisions to such policies would require the approval of our board of directors. Although our board of directors has no current plans to do so, it may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or preferred stock or our ability to pay dividends or distributions.

We have not established a minimum dividend payment level.

        We intend to pay dividends on our common stock in an amount equal to at least 90% of our REIT taxable income (determined with regard to the dividends paid deduction and by excluding net capital gains) in order to maintain our status as a REIT for federal income tax purposes. Dividends will be declared and paid at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons set forth in this section of, and the information incorporated by reference into, this prospectus.

The concentration of real estate in a geographical area may make us vulnerable to adverse changes in local economic conditions.

        We do not have specific limitations on the total percentage of our real estate investments that may be located in any one geographical area. Consequently, real estate investments that we own may be located in the same or a limited number of geographical regions. As a result, adverse changes in the economic conditions of the geographic regions in which our real estate investments are concentrated may have an adverse effect on real estate values, rental rates and occupancy rates. Any of these could reduce the income we earn from, or the market value of, these real estate investments.

Owning real estate may subject us to liability for environmental contamination.

        The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on our property. Various federal, state and local laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. We cannot make any assurances that the multifamily apartment properties in which we currently hold indirect interests, or those we may acquire in the future, will not be contaminated. The costs associated with the remediation of any such contamination may be significant and may exceed the value of the property causing us to lose our entire investment. In addition, environmental laws may materially limit the use of the properties underlying our real estate investments and future laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase our exposure to environmental liability.

Compliance with the requirements of the Americans with Disabilities Act of 1990 could be costly.

        Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. A determination that one or more of the multifamily apartment properties in which we currently hold indirect interests does not comply with the Americans with Disabilities Act of 1990 could result in liability for both government fines and damages to private parties. If we were to make additional capital contributions to the entities that hold these multifamily apartment properties in order to fund unanticipated major modifications at these properties to bring them into compliance with the Americans with Disabilities Act of 1990, it could adversely affect our profitability.

The issuance of additional shares of stock could cause the price of our stock to decline.

        We have the authority to issue additional equity. These may be shares of common stock or shares of one or more classes of preferred stock. Shares of preferred stock, if any, would have rights and privileges different from our common stock, which may include preferential rights to receive dividends. The issuance of additional common stock or other forms of equity could cause dilution of the existing shares of common stock and a decrease in the market price of the common stock.

There will be a substantial termination fee due to the Advisor if we terminate or fail to renew the agreement with the Advisor, and this may decrease the likelihood that we will decide to terminate or not renew the Advisory Agreement.

        In the event our agreement with the Advisor is terminated without cause or we do not renew the agreement, including a termination initiated by our stockholders, the Advisor is entitled to a termination fee equal to the appraised present value of all future administrative fees it would have earned through 2016. Because this termination fee could be substantial, it may decrease the likelihood that we will decide to terminate or not renew the agreement with the Advisor.

There are a number of risks associated with being taxed as a REIT.

        Our status as a REIT subjects us and our stockholders to a number of risks, including the following:

Failure to qualify as a REIT would have adverse tax consequences.

        In order to maintain our status as a REIT, we must meet a number of requirements. These requirements are highly technical and complex and often require an analysis of various factual matters and circumstances that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize our status as a REIT. Furthermore, Congress and the Internal Revenue Service (the "IRS") might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible for us to remain qualified as a REIT. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Therefore, we could have less money available for investments and for distributions to our stockholders and we would no longer be required to make any distributions to stockholders. This may also have a significant adverse effect on the market value of our common stock. In general, we would not be able to elect REIT status for four years after a year in which we lose that status as a result of a failure to comply with one or more of the applicable requirements.

If we fail to qualify as a REIT, our dividends will not be deductible, and our income will be subject to taxation.

        If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Code, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to stockholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations could cause us to revoke our election to be taxed as a REIT.

Failure to make required distributions would subject us to income taxation.

        In order to qualify as a REIT, each year we must distribute to stockholders at least 90% of our REIT taxable income (determined without regard to the dividend paid deduction and by excluding net capital gains). To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

  •
  85% of our ordinary income for that year;

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  95% of our capital gain net income for that year; and

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  100% of our undistributed taxable income from prior years.

        Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. We may borrow to pay distributions to our stockholders.

Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by most domestic noncorporate taxpayers on dividends received from a regular "C" corporation. This reduced tax rate, however, will not apply to dividends paid to most domestic noncorporate taxpayers by a REIT on our stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to our stockholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to our stockholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the investor's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of price or relative to other investments.

        For further discussion of the risks associated with taxation as a REIT, please see the "Federal Income Tax Considerations" section of this prospectus.

Loss of Investment Company Act exemption would adversely affect us.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use borrowings would be substantially reduced and we would be unable to conduct our business as described in this prospectus. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement to acquire additional multifamily apartment complexes, Agency Securities, mezzanine loans and other real estate investments consistent with our investment policy and for general corporate purposes. Pending investment, we will hold the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods shown:

		For the Year Ended December 31,
	For the Three Months Ended March 31, 2004
		2003(1)	2002	2001	2000	1999
Ratio of earnings to fixed charges	1.02	1.95	1.22	1.52	1.61	1.54

(1)
We commenced operations on January 1, 2003 when we merged with America First Apartment Investors, L.P. Data for periods prior to January 1, 2003 are of America First Apartment Investors, L.P. as our predecessor.

        The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by the sum of fixed charges. For this purpose, earnings consist of net income from continuing operations, fixed charges and distributed income of corporate, partnership or limited liability company entities in which we own interests. Fixed charges consist of interest expense. To date, we have not issued any preferred stock.

DESCRIPTION OF STOCK

General

        Our amended and restated articles of incorporation provide that we may issue up to 500 million shares of capital stock, all with a par value of $0.01 per share. As of June 14, 2004, 375 million of these authorized shares were classified as common stock and 125 million shares were classified as excess stock. As of June 14, 2004, we had 10,505,558 shares of common stock, not including 35,000 shares of common stock issuable upon the exercise of outstanding options granted pursuant to our 2002 Stock Option Plan, and no shares of excess stock outstanding.

        Pursuant to our amended and restated articles of incorporation, our board of directors is authorized to classify and reclassify any unissued shares of any series of our capital stock, to provide for the issuance of shares in other classes or series (including preferred stock in one or more series), to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of each class or series.

        The statements below describing our capital stock are in all respects subject to, and qualified in their entirety by reference to, our amended and restated articles of incorporation, our by-laws and any articles supplementary to our amended and restated articles of incorporation.

Common Stock

        All shares of our common stock offered hereby will be validly issued, fully paid and nonassessable. Holders of our common stock will be entitled to receive distributions on their shares of common stock if, as and when our board of directors authorizes and declares distributions out of legally available funds. However, rights to distributions may be subordinated to the rights of holders of our preferred stock, when preferred stock is issued and outstanding, or subject to the provisions of our amended and restated articles of incorporation regarding excess stock. See "Restrictions on Ownership and Transfer" below. In the event of our liquidation, dissolution or winding up, each outstanding share of our common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

        Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of the common stockholders. There is no cumulative voting in the election of directors.

        Holders of shares of our common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities. All shares of our common stock have equal dividend, distribution, liquidation and other rights.

        We may be dissolved if our board of directors, by resolution adopted by a majority of the entire board of directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

Preferred Stock

        We may issue preferred stock in one or more series with any rights and preferences which may be authorized by our board of directors. The preferred stock, when issued, will be validly issued, fully paid and non-assessable. Because our board of directors has the power to establish the preferences, powers and rights of each series of preferred stock, our board of directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of the holders of our common stock.

        To date, we have not issued any shares of preferred stock. Therefore, any preferred stock that we sell pursuant to this prospectus and any related prospectus supplement will be a new series of preferred stock. The rights, preferences, privileges and restrictions of each new series of preferred stock will be fixed by the articles supplementary relating to such series. We will distribute a prospectus supplement with regard to each series of preferred stock. The prospectus supplement, relating to each such series, will specify the terms of the preferred stock, as follows:

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  the title and stated par value of the preferred stock;

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  the number of shares offered, the liquidation preference per share and the offering price per share of the preferred stock;

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  the dividend rate(s), period(s), payment date(s) and method(s) of calculation applicable to the preferred stock;

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  the date from which dividends on the preferred stock will accumulate, if applicable;

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  the voting rights, if applicable, of the preferred stock;

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  the provision for a sinking fund, if any, for the preferred stock;

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  the provision for or any restriction on redemption or repurchase, if applicable, of the preferred stock;

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  any listing of the preferred stock on any securities exchange;

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  the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

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  a discussion of certain material federal income tax considerations applicable to the preferred stock;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

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  any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

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  any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

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  any other specific terms, preference rights, limitations or restrictions of the preferred stock.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT, our capital stock must be beneficially owned by 100 or more persons for at least 335 days of a taxable year of 12 months or during a proportionate part on a shorter taxable year. Also, not more than 50% of the number or value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code), to include certain exempt entities) during the last half of a taxable year.

        Our amended and restated articles of incorporation provide that, subject to certain exceptions, no stockholder or "group" (as defined in Section 13(d)(3) of the Exchange Act) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of the outstanding shares of our capital stock (or the "Ownership Limit"). Our board of directors may waive the Ownership Limit if it is presented with evidence satisfactory to it that the waiver will not jeopardize our status as a REIT. As a condition to any such waiver, our board of directors may require opinions of counsel satisfactory to it and must receive an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if our board of directors and the stockholders determine that it is no longer in our best interests to continue to qualify as a REIT.

        If shares of common stock and/or preferred stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons or cause us to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, the issuance or transfer shall be void as to the number of shares in excess of the Ownership Limit and the intended transferee will acquire no rights to such shares of common stock and/or preferred stock. Shares issued or transferred that would cause any stockholder (or a Prohibited Owner) to own more than the Ownership Limit or cause us to become "closely held" under Section 856(h) of the Code will constitute shares of excess stock. All excess stock will be automatically transferred, without action by the Prohibited Owner, to a trust for the exclusive benefit of one or more charitable beneficiaries that we select, and the Prohibited Owner will not acquire any rights in the shares of excess stock. Such automatic transfer shall be deemed to be effective as of the close of business on the day prior to the date of the transfer causing a violation. The trustee of the trust shall be appointed by us and must be independent of us and the Prohibited Owner. The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any excess stock held in the trust. Any dividend or other distribution paid prior to the discovery by us that excess stock has been transferred to the trust must be paid by the recipient of the dividend or distribution to the trustee upon demand for the benefit of the charitable beneficiary, and any dividend or other distribution authorized but unpaid shall be paid when due to the trust. The trust shall have all dividend and voting rights with respect to the shares of excess stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution so paid to the trust shall be held in trust for the charitable beneficiary.

        Within 20 days of our receipt of notice that excess stock has been transferred to the trust, the trustee will sell the excess stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our articles of incorporation. Upon such sale, any interest of the charitable beneficiary in the excess stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the excess stock or, if the Prohibited Owner did not give value for the excess stock in connection with the event causing the excess stock to be held in the trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our amended and restated articles of incorporation) of the excess stock on the day of the event causing the excess stock to be held in the trust and (b) the price per share received by the trustee from the sale or other disposition of the excess stock held in the trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the charitable beneficiary. If, prior to our discovery that excess stock has been transferred to the trust, the excess stock is sold by a Prohibited Owner, then the excess stock shall be deemed to have been sold on behalf of the trust and, to the extent that the Prohibited Owner received an amount for the excess stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, the excess shall be paid to the trustee upon demand.

        The Ownership Limit provision will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration is increased. Any change in the Ownership Limit would require an amendment to our amended and restated articles of incorporation. Such an amendment will require the affirmative vote of holders owning a majority of the outstanding common stock and any other class of capital stock with such voting rights. In addition to preserving our status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of our company without the approval of our board of directors.

        All certificates representing shares of our common stock or preferred stock will refer to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the number or value of our outstanding shares (or 1% if there are more than 200 but fewer then 2,000 stockholders of record or 0.5% if there are less than 200 stockholders of record) must file a written statement with us containing the information specified in our amended and restated articles of incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our board of directors deems necessary to determine our status as a REIT and to ensure compliance with the Ownership Limit.

Classification of Board, Vacancies and Removal of Directors

        Our amended and restated articles of incorporation provide that our board of directors is divided into three classes. Directors of each class serve for terms of three years each, with the terms of each class beginning in different years. The number of directors in each class and the expiration of the current term of each class term is as follows:

Class I	2 Directors	Expires 2006
Class II	2 Directors	Expires 2007
Class III	3 Directors	Expires 2005

        At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board of directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for shares of our common or preferred stock or other attributes that our stockholders may consider desirable. In addition, a classified board of directors could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause.

        Our amended and restated articles of incorporation provide that any vacancy on our board of directors may be filled by a majority of stockholders or a majority of the remaining directors. Any individual elected director by the stockholders will hold office for the remainder of the term of the director he or she is replacing. Any individual elected by the remaining directors will hold office until the next annual meeting of our stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. Our amended and restated articles of incorporation provide that a director may be removed at any time only for cause upon the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by the removal with their own nominees.

Indemnification

        Our amended and restated articles of incorporation obligate us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (or the MGCL) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit or profit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

        The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (a) it is proved that the person actually received an improper personal benefit or profit in money, property or services, or (b) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our amended and restated articles of incorporation provide for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Maryland Business Combination Act

        The MGCL establishes special requirements for "business combinations" between a Maryland corporation and interested stockholders unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless our board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

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  80% of the votes entitled to be cast by holders of outstanding voting shares; and

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  66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

        The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisition Act

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote (excluding all interested shares) must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third of all voting power;

  •
  one-third or more but less than a majority of all voting power; or

  •
  a majority or more of all voting power.

        Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), that person may compel our board of directors to call a special meeting of stockholders to consider the voting rights of the shares. If that person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

        If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and exceptions, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

  •
  the last control share acquisition; or

  •
  any meeting where stockholders considered and did not approve voting rights of the control shares.

        If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

        The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

        The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Transfer Agent and Registrar

        Bank of New York, 1845 Maxwell Street, Suite 101, Troy, MI 48084 is the transfer agent and registrar for our common stock. Its telephone number is (248) 614-9307.

FEDERAL INCOME TAX CONSIDERATIONS

General

        The following description of the material U.S. federal income tax considerations relates to our taxation and qualification as a REIT and the ownership and disposition of our capital stock. Hunton & Williams LLP, our special tax counsel, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our capital stock. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local, foreign or other tax laws or considerations. Your tax consequences may vary depending on your particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a stockholder in light of his or her personal investment or tax circumstances or to a stockholder subject to special treatment under the federal income tax laws, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders." Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, those holding capital stock as part of a conversion transaction, a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States.

        In the opinion of Hunton & Williams LLP, our special tax counsel, commencing with our taxable year ended December 31, 2003, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and that our proposed method of operation will enable us to continue to so qualify. Investors should be aware that opinions of counsel are not binding on the IRS or a court and there cannot be any assurance that the IRS or a court will not take a contrary position. It also must be emphasized that counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us as to factual matters, including representations regarding the nature of our assets and income and the future conduct of our business. Moreover, our taxation and qualification as a REIT depend upon our ability to meet on a continuous basis the annual operating results, asset ownership tests, distribution requirements, diversity of stock ownership and the various other qualification tests imposed by the Code described below, the results of which will not be reviewed by our counsel. Therefore, no assurance can be given that the actual results of our operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "Failure to Qualify" below.

        The information in this section is based on the Code, current, temporary and proposed regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. In each case, these sources are relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and practices and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the IRS or will be sustained by a court if so challenged.

        We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our capital stock and our taxation as a REIT. Specifically, you should consult your own tax advisor regarding the state, local, foreign, and other tax consequences of such purchase, ownership, sale and taxation, and regarding potential changes in applicable tax laws.

Taxation of Our Company

        We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ending December 31, 2003. We believe that we have been organized and have operated in a manner to allow us to qualify for taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2003, and we intend to continue to operate in such a manner. However, no assurance can be given that we will operate in a manner so as to qualify as a REIT. This section and the sections that follow discuss the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        In the opinion of Hunton & Williams LLP, who acts as our special tax counsel, we qualified to be taxed as a REIT for our taxable year ended December 31, 2003, and our current and proposed method of operation will permit us to continue to qualify as a REIT for our taxable year ending December 31, 2004 and in the future. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the IRS or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. Our independent accountants monitor compliance with these qualification tests on a quarterly basis. For a discussion of the tax consequences of our failure to qualify as a REIT, see "Failure to Qualify" below.

        If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax at the corporate level in the following circumstances:

  •
  We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

  •
  We will pay income tax at the highest corporate rate on:

  •
  net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

  •
  other non-qualifying income from foreclosure property.

  •
  We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification—Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

  •
  the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by

  •
  a fraction intended to reflect our profitability.

  •
  If we fail to distribute during a calendar year at least the sum of:

  •
  85% of our REIT ordinary income for the year;

  •
  95% of our REIT capital gain net income for the year; and

  •
  any undistributed taxable income from earlier periods,

    we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary (a "TRS"), that are not conducted on an arm's-length basis.

  •
  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquired the asset. The amount of gain on which we will pay tax is the lesser of:

  •
  the amount of gain that we recognize at the time of the sale or disposition; and

  •
  the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

    Pursuant to recently issued Treasury regulations, an election no longer need be made in order to defer the built-in gain associated with the assets of a C corporation pursuant to the rules described above.

Requirements for Qualification

        A REIT is a corporation, trust or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors;

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the Code;

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates;

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of stock so that we should continue to satisfy these requirements.

        A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by a REIT and that has not elected to be a TRS. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, such REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the parent REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the parent REIT's tenants that are not conducted on an arm's-length basis. We currently do not have any TRSs, but may form one or more TRSs in the future. See "Taxable REIT Subsidiaries."

Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property, or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets; and

  •
  income derived from the temporary investment of new capital that is attributable to the issuance of our capital shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to our company.

        Rents from Real Property.    Rent that we receive from our multifamily apartment complexes and our office/warehouse facility will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

        First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

  •
  are fixed at the time the leases are entered into;

  •
  are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

  •
  conform to normal business practice.

        More generally, the rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practices, but is in reality used as a means of basing the rent on income or profits. Since the rent that we receive is not based on our tenants' income or sales, no such rent should be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other properties that we acquires in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

        Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a "related party tenant") other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of the our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We have represented that we do not and will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

        As described above, a REIT may own up to 100% of the stock of one or more TRSs. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as "rents from real property" as long as (i) the TRS is a qualifying TRS (among other things, it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated), (ii) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (iii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

        Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each property, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our status as a REIT.

        Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, our company may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related independent contractor from whom we do not derive or receive any income. We do not perform any noncustomary services for our tenants, other than services provided through independent contractors. Furthermore, we have represented that, with respect to other properties that we acquires in the future, we will not perform noncustomary services for the tenants of the property to the extent that the provision of such services would jeopardize our status as a REIT.

        If a portion of the rent that we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our status as a REIT. If, however, the rent from a particular property does not qualify as "rents from real property"

because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as "rents from real property." In that case, we might lose our status as a REIT because we would be unable to satisfy either the 75% or 95% gross income test.

        In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee's proportionate share of a property's operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that such charges do not qualify as "rents from real property," they instead will be treated as interest that qualifies for the 95% gross income test.

        Interest.    The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

        Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

        We believe that the interest, original issue discount, and market discount income from our Agency Securities and mezzanine loans generally will be qualifying income for purposes of both gross income tests. However, some of our mezzanine loans may not be secured by a direct interest in real property. Instead, some of the mezzanine loans may be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that most or all of our mezzanine loans that are not secured by a direct interest in real property will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. There can be no assurance that we can comply with the safe-harbor provisions or that our company will avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

        Foreclosure Property.    Our company will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that we acquire as the result of having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan was acquired by us at a time when the default was not imminent or anticipated; and

  •
  for which we make a proper election to treat the property as foreclosure property.

However, we will not be considered to have foreclosed on a property where we take control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which we acquire the property or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  •
  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

  •
  which is more than 90 days after the day on which we acquire the property and the property is used in a trade or business which is conducted by us, other than through an independent contractor from whom we do not derive or receive any income.

        Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

  •
  our failure to meet such tests is due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% of our gross income exceeds the amount of qualifying income under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

Asset Tests

        To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

        First, at least 75% of the value of our total assets must consist of:

  •
  cash or cash items, including certain receivables;

  •
  government securities;

  •
  interests in real property, including leaseholds and options to acquire real property and leaseholds;

  •
  interests in mortgages on real property;

  •
  stock in other REITs; and

  •
  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership).

        Our apartment properties will be qualifying assets for purposes of the first and second asset tests, and our Agency Securities and mezzanine loans secured by a direct interest in real property will generally be qualifying assets for purposes of the first, second, and third asset tests. However, if the outstanding principal balance of a mezzanine loan secured by a direct interest in real property exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset for purposes of the first, second, and third asset tests. The nonqualifying portion of that loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Mezzanine loans qualifying for the safe harbor in Revenue Procedure 2003-65, which addresses loans secured by a first priority security interest in ownership interests in a partnership or limited liability company, will be treated as qualifying assets for purposes of the first, second, and third asset tests. See "Income Tests." However, it is possible that we may make some mezzanine loans that are not secured by a direct interest in real property, do not qualify for that safe harbor, and do not qualify as "straight debt" securities for purposes of the 10% value test. We will make such mezzanine loans only to the extent that such loans will not cause our company to fail the asset tests described above.

        We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our status as a REIT if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

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  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss; and

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  90% of our after tax net income, if any, from foreclosure property; minus

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  the sum of certain items of non-cash income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year;

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  95% of our REIT capital gain income for such year; and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "Taxation of Taxable U.S. Stockholders." If we elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with these requirements.

Failure to Qualify

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fails to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, our company would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to most U.S. noncorporate stockholders would be taxable at capital gains rates and all distributions to other shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, our company also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances our company would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        The term "U.S. stockholder" means a holder of REIT capital stock that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership or an entity treated as a partnership for federal income tax purposes holds our capital stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in partnerships holding our capital stock should consult their own tax advisors regarding the consequences of the ownership and disposition of our capital stock by the partnership.

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of current or accumulated earnings and profits that we do not designate as capital gain dividends or long-term capital gain. In determining the extent to which a distribution on our preferred stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to distributions with respect to our common stock. If, for any taxable year, we elect to designate as capital gain dividends any portion of our distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of our preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year.

        A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most noncorporate U.S. shareholders by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold capital stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which capital stock become ex-dividend.

        A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our capital stock. We generally will designate capital gain dividends as either 15% or 25% rate distributions. See "Capital Gains and Losses." A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of our capital stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's capital stock. Instead, the distribution will reduce the adjusted basis of such capital stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her capital stock as long-term capital gain, or short-term capital gain if the shares of capital stock have been held for one year or less, assuming shares of the capital stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pays the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions received from us and gain from the disposition of our capital stock will not be treated as "passive activity" income and, therefore, stockholders generally will not be able to apply any "passive activity" losses, such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Capital Stock

        In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our capital stock as long-term capital gain or loss if the U.S. stockholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of capital stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our capital stock may be disallowed if the U.S. stockholder purchases other capital stock within 30 days before or after the disposition.

Capital Gains and Losses

        The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year. A 20% rate applies to sales and exchanges of capital assets occurring after December 31, 2008. The maximum tax rate on long term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See "Taxation of Non-U.S. Stockholders."

Taxation of Tax Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of such REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distributes to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from a REIT as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

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  the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

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  we qualified as a REIT by reason of the modification of the rule requiring that no more than 50% of shares of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding REIT stock in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our stock; or

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  a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non U.S. Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders should consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the ownership of our capital stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with our company; or

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  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if it later determines that a distribution in fact exceeded our current and accumulated earnings and profits.

        We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "United States real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

        A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our capital stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. There can be no assurance that this test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of a class of our capital stock at all times during a specified testing period will not incur tax under FIRPTA on a disposition of such stock if the shares are "regularly traded" on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of such common stock. If the gain on the sale of our capital stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

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  the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Taxable REIT Subsidiaries

        As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        Rent that we receive from any TRS will qualify as "rents from real property" as long as at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We currently do not have any TRSs, but may form one or more TRSs in the future.

State and Local Taxes

        Our company and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

Possible Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect our company and our stockholders. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our stockholders will be changed.

PLAN OF DISTRIBUTION

        We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell these securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of our securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell any of these securities on the terms and conditions described in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell these securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

        Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of these securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

        In connection with the offering of the securities described in this prospectus and any applicable prospectus supplement, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

        The underwriters in an offering of these securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering), for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any applicable prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in any applicable prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        Our common stock is listed on the Nasdaq Stock Market under the symbol "APRO." We have not issued any shares of preferred stock. Any underwriters or agents to or through which our securities are sold by us may make a market in our common stock or preferred stock, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any of our securities, including our common stock.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

EXPERTS

        The consolidated balance sheet of America First Apartment Investors, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2003, and the related financial statement schedule III, the consolidated balance sheet of America First Apartment Investors, L.P. and subsidiaries as of December 31, 2002, and the related consolidated statements of income and comprehensive income, partners' capital, and cash flows for the years ended December 31, 2002 and 2001, and the consolidated balance sheets of America First Real Estate Investment Partners, L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule III, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities offered by this prospectus is being passed upon for us by Kutak Rock LLP, Omaha, Nebraska. The opinion of counsel as described under "Federal Income Tax Considerations" is being rendered by Hunton & Williams LLP, Richmond, Virginia, which opinion is subject to various assumptions and is based on current tax law.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the Internet from the SEC's Web site at www.sec.gov. This site contains reports, proxy statements and other information regarding issuers that file documents electronically with the SEC.

        We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, and the exhibits, financial statements and schedules thereto, for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        We filed the following documents with the SEC (File No. 000-49986) under the Exchange Act and incorporate them by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  The Annual Report on Form 10-K of America First Real Estate Investment Partners, L.P. (SEC File No. 000-32227) for the fiscal year ended December 31, 2003;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

  •
  The Quarterly Report on Form 10-Q of America First Real Estate Investment Partners, L.P. (SEC File No. 000-32227) for the fiscal quarter ended March 31, 2004;

  •
  Our Current Report on Form 8-K filed with the SEC on May 27, 2004;

  •
  The Current Report on Form 8-K of America First Real Estate Investment Partners, L.P. (SEC File No. 000-32227) filed with the SEC on May 27, 2004

  •
  Our Joint Proxy Statement/Prospectus, dated March 30, 2004, relating to the merger of America First Apartment Investors, Inc. and America First Real Estate Investment Partners, L.P.

  •
  The description of our common stock contained in our registration statement on Form 8-A filed on August 28, 2002, including all amendments and reports filed for the purpose of updating such description.

        Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

        Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Item 12 of Form 8-K.

        You can obtain any of our filings incorporated by reference into this prospectus from us or from the SEC on the SEC's Web site at the address listed above. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of these filings or portions of these filings by writing or telephoning:

Mr. Maurice E. Cox, Jr.
America First Apartment Investors, Inc.
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
(402) 444-1640

PART II

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses to be borne by the registrant in connection with the offerings described in this registration statement. All such expenses other than the SEC registration fee are estimates.

SEC registration fee	$25,340
Legal fees and expenses	35,000
Accounting fees and expenses	10,000
Printing	50,000
Miscellaneous	5,000

Total	$125,340

Item 15.    Indemnification of Officers and Directors.

        As permitted by MGCL, Article Eighth, Paragraph (a)(5) of our Amended and Restated Articles of Incorporation provides for indemnification of our directors and officers, as follows:

  The Corporation may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (i) the Corporation shall indemnify its directors and officers, whether serving the Corporation, or at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

        Our Bylaws contain indemnification procedures that implement those of our Articles of Incorporation. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit or profit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

        As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of our Articles of Incorporation provides for limitation of liability of our directors and officers as follows:

  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

        The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper personal benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        As permitted under Section 2-418(k) of the MGCL, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such.

Item 16.    Exhibits.

2.1	Agreement and Plan of Merger, dated November 25, 2003, between the registrant and America First Real Estate Investment Partners, L.P. and Amendment to Agreement and Plan of Merger, dated February 10, 2004 (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to Registration Statement on Form S-4 (Commission File No. 333-111036) filed by the registrant on March 18, 2004).
2.2
Agreement and Plan of Merger, dated June 18, 2002, between the registrant and America First Apartment Investors, L.P. (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
3.1	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
3.2	Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on August 1, 2002).
4.1
Specimen of Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
5.1	Opinion of Kutak Rock LLP as to the legality of securities.
8.1	Opinion of Hunton & Williams LLP as to certain tax matters.
10.1	Second Amended and Restated Advisory Agreement, dated June 3, 2004, by and between the registrant and America First Apartment Advisory Corporation.
10.2	The registrant's 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
12.1	Computation of Ratios of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of Kutak Rock LLP (included in Exhibit 5.1).
23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on page II-6 of this Registration Statement).

Item 17.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

          (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2)    That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)    To remove from registration by means of a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.

        (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)    The undersigned registrant hereby undertakes that:

          (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on June 15, 2004.

AMERICA FIRST APARTMENT INVESTORS, INC.
By:	/s/ JOHN H. CASSIDY John H. Cassidy President and Chief Executive Officer

        Each person whose signature appears below hereby authorizes Mark A. Hiatt, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MICHAEL B. YANNEY Michael B. Yanney	Chairman of the Board	June 15, 2004
/s/ JOHN H. CASSIDY John H. Cassidy	President and Chief Executive Officer	June 15, 2004
/s/ MARK A. HIATT Mark A. Hiatt	Chief Financial Officer	June 15, 2004
/s/ GEORGE V. JANZEN George V. Janzen	Director	June 15, 2004
/s/ GEORGE H. KRAUSS George H. Krauss	Director	June 15, 2004
/s/ GREGOR MEDINGER Gregor Medinger	Director	June 15, 2004
/s/ LISA Y. ROSKENS Lisa Y. Roskens	Director	June 15, 2004
/s/ STEVEN W. SELINE Steven W. Seline	Director	June 15, 2004

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated November 25, 2003, between the registrant and America First Real Estate Investment Partners, L.P. and Amendment to Agreement and Plan of Merger, dated February 10, 2004, (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to Registration Statement on Form S-4 (Commission File No. 333-111036) filed by the registrant on March 18, 2004).
2.2
Agreement and Plan of Merger, dated June 18, 2002, between the registrant and America First Apartment Investors, L.P. (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
3.1	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
3.2	Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on August 1, 2002).
4.1
Specimen of Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
5.1	Opinion of Kutak Rock LLP as to the legality of securities.
8.1	Opinion of Hunton & Williams LLP as to certain tax matters.
10.1	Second Amended and Restated Advisory Agreement, dated June 3, 2004, by and between the registrant and America First Apartment Advisory Corporation.
10.2	The registrant's 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).
12.1	Computation of Ratios of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of Kutak Rock LLP (included in Exhibit 5.1).
23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on page II-6 of this Registration Statement).

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FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
AMERICA FIRST APARTMENT INVESTORS, INC.
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF STOCK
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Officers and Directors.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX